                                                                      EXHIBIT 13

                               AMENDMENT NO. 1 TO
                      NONSTATUTORY STOCK OPTION AGREEMENT

     This Agreement No. 1 to the Nonstatutory Stock Option Agreement by and between Lester Hill ("Optionee") and Pacific Scientific Company, a California corporation (the "Company") is dated as of December 21, 1997.

                                    RECITALS

     A. Pursuant to a Nonstatutory Stock Option Agreement dated February 18, 1997 (the "Option Agreement"), Optionee was issued an option to purchase 250,000 shares of the Company's Common Stock.

     B. Section 2 of the Option Agreement contains a "change of control" acceleration provision and the parties hereto wish to provide alternative provisions concerning a change in control as provided for in this amendment.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend
Section 2 of the Option Agreement by adding the following at the end of that section.

          If more beneficial to Employee and notwithstanding any other provision of this Agreement, to the extent the option granted under this Agreement is outstanding on the date of a Change of Control (as determined under the 1997 Pacific Scientific Company Change in Control Severance Plan as and if then in effect (the "Severance Plan")) the option shall become fully vested and exercisable. Employee's rights under the preceding sentence shall be subject to the golden parachute limitations, and pooling of interests limitations of Sections 4.4, 4.5 and 4.6 of the Severance Plan.

          IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed as of the date first above written.

OPTIONEE:                               COMPANY:

                                        PACIFIC SCIENTIFIC COMPANY,
                                        a California corporation

                                        By:
---------------------------                ---------------------------------
Lester Hill                             Name:  David L. Schlotterbeck
                                        Title: President and Chief Operating
                                               Officer